Exhibit 5.1

                            GORSUCH KIRGIS L.L.C.
                              Attorneys at Law
                                 Suite 1100
                           1401 Seventeenth Street
                           Denver, Colorado 80202
                          Telephone (303) 299-8900


October 29, 1996


Executive Telecard, Ltd.
One Blue Hill Plaza, Suite 1650
Pearl River, New York 10965

     Re:  Executive Telecard, Ltd.
          Registration Statement on Form S-8

Gentlemen:

     We are counsel to Executive Telecard, Ltd., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the proposed offering by the Company of up to 2,170,000 shares of Common Stock pursuant to the Company's Directors and Employees 1993 Stock Option Plan, 1995 Employee Stock Option and Appreciation Rights Plan and 1995 Directors Stock Option and Appreciation Rights Plan (collectively, the "Plans").

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written or oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate, and, based thereon, we advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The shares offered by the Company, when issued pursuant to and in accordance with the Plans will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                 Very truly yours,

                                 /s/Gorsuch Kirgis L.L.C.
                                 GORSUCH KIRGIS L.L.C.